Exhibit 4.1

AMENDMENT NO. 5 TO

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 5 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of April 9, 2014, and is entered into by and among LIBBEY GLASS INC., a Delaware corporation (“US Borrower”), LIBBEY EUROPE B.V., a limited liability company incorporated in The Netherlands (“Netherlands Borrower”; together with US Borrower, each a “Borrower” and collectively the “Borrowers”), the other Loan Parties party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders (as defined below) with respect to the US Loans (as defined in the Credit Agreement referred to below), J.P. MORGAN EUROPE LIMITED, as Administrative Agent for the Lenders with respect to the Netherlands Loans (as such term is defined in the Credit Agreement referred to below), and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, Borrowers, the other Loan Parties party thereto, the lenders from time to time party thereto (the “Lenders”), and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of February 8, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein have the definitions provided therefore in the Credit Agreement);

WHEREAS, Borrowers have requested that Administrative Agent and Lenders agree to amend the Credit Agreement in certain respects, as more particularly set forth herein;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments. Subject to the satisfaction of the conditions set forth in Section 3 below, and in reliance on the representations set forth in Section 4 below, the Credit Agreement is hereby amended as follows:

(a) The defined terms “Existing 2010 Notes”, “Existing 2010 Notes Indenture”, “Existing 2010 Notes Tender Offer Transaction”, “Existing 2010 Notes Supplemental Indenture”, “Inactive Subsidiary”, “PBGC Syracuse Settlement”, “PBGC Syracuse US Borrower Guaranty”, “Refinancing Senior Note Indebtedness”, “Refinancing Senior Note Indebtedness Extension”, “Senior Notes”, “Senior Notes Indenture”, “Senior Notes Obligations”, and “Senior Notes Priority Collateral” are deleted from Section 1.01 of the Credit Agreement.

(b) New definitions of the terms set forth below are hereby inserted into Section 1.01 of the Credit Agreement in appropriate alphabetical order, as follows:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Average Life” means, as of any date of determination, with respect to any Indebtedness”, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of each such payment by (2) the sum of all such payments.

“CEA Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Excluded Swap Obligation” means, with respect to guaranty by any Loan Guarantor, any CEA Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such CEA Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such CEA Swap Obligation. If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Existing 2012 Notes” means the 6.875% Senior Secured Notes (provided that such Notes shall no longer be secured from and after the Fifth Amendment Effective Date) due 2020 of the US Borrower issued pursuant to the Existing 2012 Notes Indenture.

“Existing 2012 Notes Indenture” means that certain Indenture dated as of May 18, 2012 among the US Borrower, Holdings, the other US Loan Parties party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Existing 2012 Notes Tender Offer Transaction” means the repurchase by the US Borrower of (i) $360,001,000 of the $405,000,000 outstanding Existing 2012 Notes on the Fifth Amendment Effective Date with proceeds of loans made on the Fifth Amendment Effective Date under the Term Loan Agreement, and (ii) the redemption of the remaining $44,999,000 on the date that is 30 days following the Fifth Amendment Effective Date with proceeds of loans made on the Fifth Amendment Effective Date under the Term Loan Agreement into the account of the trustee under the Existing 2012 Notes Indenture or the Depositary Trust Company, as applicable (on behalf of the holders of the Existing 2012 Notes), for the purposes of causing such Existing Notes to be redeemed, together with the payment of fees and expenses related to each of the foregoing.

“Fifth Amendment” means that Amendment No. 5 to Amended and Restated Credit Agreement, dated as of the Fifth Amendment Effective Date, by and among Borrowers, the other Loan Parties party thereto, the Lenders party thereto and Administrative Agent.

“Fifth Amendment Effective Date” means April 9, 2014.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Payment Conditions are Satisfied” means, in respect of any payment on account of any Indebtedness hereunder in respect of which such phrase is used, the making of any Restricted Payment hereunder or the making of any Investment hereunder in respect of which such phrase is used, that both (a) no Event of Default has occurred and is continuing or shall exist immediately following or as a direct result of the making of such payment on account of Indebtedness, Restricted Payment or Investment, and (b) after giving pro forma effect to the making of such payment on account of Indebtedness, Restricted Payment or Investment, either (i) the sum of (x) Aggregate Availability and (y) the aggregate amount of cash or Permitted Investments of the Loan Parties subject in each case to a first priority perfected security interest in favor of the Administrative Agent pursuant to the Loan Documents exceeds $20,000,000, or (ii) (x) the sum of (1) Aggregate Availability and (2) the aggregate amount of cash or Permitted Investments of the Loan Parties subject in each case to a first priority perfected security interest in favor of the Administrative Agent pursuant to the Loan Documents exceeds $15,000,000, and (y) the Fixed Charge Coverage Ratio, determined on a pro forma basis as of the then most-recent previously ended fiscal quarter of Holdings in respect of which financial statements have been or were required to be delivered pursuant to Section 5.01(b) as if such payment on account of Indebtedness, Restricted Payment or Investment had been made on the last day of such quarter, shall be at least 1.00:1.00 (provided, however, that this clause (ii) shall not permit any optional or voluntary payments or prepayments of the Term Loan Obligations or other Indebtedness), and, in each case, US Borrower shall have provided a certificate to Administrative Agent not less than three (3) Business Days prior to the making of such Payment on account of Indebtedness, making of such Restricted Payment or making of such Investment certifying that the requirements of clause (a) or (b) above shall be satisfied with respect to such payment on account of Indebtedness, the making of such Restricted Payment or the making of such Investment after giving effect thereto and attaching a calculation demonstrating the compliance with such requirement.

“Qualified ECP Guarantor” means, in respect of any CEA Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such CEA Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Refinancing Term Loan Indebtedness” means Indebtedness (“Refinanced Indebtedness”) which represents a refinancing, renewal, or extension (such refinancings, renewals and extensions, each a “Refinancing”, or “Refinanced” in the applicable context) of Indebtedness constituting Term Loan Obligations permitted hereunder (“Original Indebtedness”) so long as:

(a) such Refinancings do not result in an increase in the principal amount of the Original Indebtedness so Refinanced, other than by the amount of prepayment premiums paid thereon, interest accrued on the Original Indebtedness and the reasonable customary fees and expenses incurred in connection therewith,

(b) (i) the Refinanced Indebtedness has a Stated Maturity at the time such Refinanced Indebtedness is incurred that is no earlier than the Stated Maturity of the Original Indebtedness, and such Refinanced Indebtedness has an Average Life at the time such Refinanced Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, and (ii) the terms and conditions (including without limitation subordination and intercreditor terms) of the Refinanced Indebtedness, taken as a whole, are no less favorable to any of Holdings, Borrowers, any of their Subsidiaries, Administrative Agent or any Lender than the terms and conditions of the Original Indebtedness so Refinanced (provided that to determine whether the condition in this clause (ii) has been satisfied, a Financial Officer sending a writing to Administrative Agent containing a reasonably detailed description of the Refinancing and substantially final drafts of the documentation pertaining thereto and certifying that the US Borrower has determined in good faith that such condition has been satisfied, and this condition shall then be deemed to be satisfied by such determination by US Borrower unless the Administrative Agent notifies the US Borrower within five (5) Business Days after its receipt of such notice that it or any Lender disagrees with such determination (including a reasonable description of the basis of such disagreement),

(c) the Refinanced Indebtedness and other obligations pertaining thereto (and any Liens securing such Refinanced Indebtedness and other obligations) must be subject to an intercreditor agreement in form and substance satisfactory to the Administrative Agent in its sole discretion (it being understood that and agreed the intercreditor agreement would be in form and substance satisfactory to the Administrative Agent if it was on the same terms and conditions, and in the same form, as the Intercreditor Agreement),

(d) the Refinanced Indebtedness is not recourse to any Person other than the US Loan Parties,

(e) the Refinanced Indebtedness is not secured by any assets of Holdings, Borrowers or any of their Subsidiaries, other than those assets that were subject to Liens permitted under this Agreement to secure the Original Indebtedness so Refinanced,

(f) this Agreement (along with any other applicable Loan Documents) shall be amended in a manner in form and substance acceptable to Administrative Agent and the US Borrower to conform this Agreement (and such other Loan Documents) to the provisions of the Refinanced Indebtedness (such as updating the definitions of Intercreditor Agreement, Term Loan Agent, Term Loan Agreement and Term Loan Obligations) to preserve substantially the same rights and interests the Administrative Agent and the Lenders had with respect to the Original Indebtedness that was so Refinanced and have those rights and interests apply to such Refinanced Indebtedness, and

(g) Borrower Representative has provided copies of all material documents prior to the execution thereof (with reasonably sufficient time for Administrative Agent to review such documents prior to the execution thereof) pertaining to the Refinanced Indebtedness.

“Sanctioned Country” means, at any time, a country or territory which in its entirety is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior the date originally scheduled for the repayment thereof.

“Term Loan Agent” means Citibank, N.A., as administrative agent and collateral agent for the lenders under the Term Loan Agreement.

“Term Loan Agreement” means that certain Senior Secured Credit Agreement dated as of the Fifth Amendment Effective Date by and among US Borrower, Holdings, the lenders from time to time party thereto, and Term Loan Agent.

“Term Loan Obligations” means the “Loan Obligations” (as defined in the Term Loan Agreement).

“Term Priority Collateral” means the “Term Priority Collateral” (as defined in the Intercreditor Agreement).

(c) The definition of the term “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “0.375%” under “Commitment Fee Rate” for each of Category 1, Category 2 and Category 3 with a reference to “0.25%”.

(d) The definition of the term “Change in Law” set forth in Section 1.01 of the Credit Agreement is hereby amended by inserting the following proviso at the end thereof:

; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee

on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

(e) The definition of the term “Fixed Charges” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus (i) scheduled principal payments on Indebtedness made during such period, plus (ii) expense for Taxes paid in cash during such period, plus (iii) dividends or distributions paid by Holdings in cash during such period, plus (iv) Capital Lease Obligation payments during such period, plus (v) cash contributions to any Plan in excess of expenses during such period (provided that for any period the aggregate amount of such cash contributions shall not be reduced to an amount less than $0).

(f) The definition of the term “Intercreditor Agreement” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 9, 2014 among the US Borrower, Holdings, the other US Loan Parties party thereto, Administrative Agent and Term Loan Agent, as the same has been and may further be amended, restated or otherwise modified from time to time.

(g) The definition of the term “Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Maturity Date” means April 9, 2019, or any earlier date on which the Commitments are permanently reduced to zero or otherwise terminated pursuant to the terms hereof.

(h) The definition of the term “Non-Restricted Deposit Accounts” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Non-Restricted Deposit Accounts” means (a) payroll and fiduciary accounts, accounts of Subsidiaries that are not Loan Parties, employee benefits, withholding tax, escrow and customs accounts, in each case solely as long as any such account is used exclusively for the purposes described in this clause (a), and (b) accounts for retail stores, petty cash accounts and other purposes (with an aggregate amount on deposit in all such accounts specified in this clause (b) not to exceed $1,000,000).

(i) The definition of the term “Permitted Acquisition” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Permitted Acquisition” means the acquisition by the US Borrower, directly or through a Subsidiary, of an interest (whether of stock or of assets) in any other Person, provided that all of the following conditions shall have been satisfied: (a) such other Person shall operate a similar business or reasonable extension thereof or reasonably related thereto to that of Holdings and its Subsidiaries, (b) no Default or Event of Default shall have occurred and be continuing and none shall exist as a result of and after giving effect thereto, (c) if a Borrower shall merge or amalgamate with such other Person, such Borrower shall be the surviving party of such merger or amalgamation, (d) if such Person shall become a Subsidiary of the US Borrower, such new Subsidiary shall, if required by

Section 5.14 hereof become a US Loan Party or a Netherlands Loan Party as applicable and take such further actions required by Section 5.14, (e) such acquisition shall have been approved by the board of directors or other relevant governing body of the target of such acquisition and shall not be hostile, and (f) the Borrower shall have delivered to the Administrative Agent a certificate demonstrating that, both immediately prior to and immediately after giving effect to such acquisition, the Payment Conditions are Satisfied.

(j) The definition of the term “Secured Obligations” set forth in Section 1.01 of the Credit Agreement is amended and restated in its entirety as follows:

“Secured Obligations” means, collectively, the US Secured Obligations and Netherlands Secured Obligations; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

(k) Section 2.18(b) of the Credit Agreement is amended by inserting the following sentence at the end thereof:

Notwithstanding anything in this clause (b) to the contrary, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

(l) Article III of the Credit Agreement is amended by inserting the words “and on the Fifth Amendment Effective Date” after “and on the Fourth Amendment Effective Date” in the preamble thereto.

(m) Section 3.05(a) of the Credit Agreement is amended by replacing the reference to “As of the Fourth Amendment Effective Date” set forth therein with a reference to “As of the Fifth Amendment Effective Date”.

(n) Section 3.07(b) of the Credit Agreement is amended and restated in its entirety as follows:

(b) If the Netherlands Borrower or any Netherlands Loan Guarantor is a credit institution (kredietinstelling) under the laws of the Netherlands, such party is in compliance with the applicable provisions of the Netherlands Financial Supervision Act and any implementing regulation.

(o) Section 3.11 of the Credit Agreement is amended by amending and restating the proviso thereof in its entirety as follows:

provided that, with respect to pro forma and projected financial information, the Borrowers and Holdings represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered in light of the circumstances when made and, if such pro forma and projected financial information was delivered prior to the Fifth Amendment Effective Date, as of the Fifth Amendment Effective Date.

(p) Section 3.14 of the Credit Agreement is amended by replacing each reference to “the Fourth Amendment Effective Date” set forth therein with a reference to “the Fifth Amendment Effective Date”.

(q) Section 3.15 of the Credit Agreement is amended by replacing the reference to “the Fourth Amendment Effective Date” set forth therein with a reference to “the Fifth Amendment Effective Date”.

(r) Section 3.21 of the Credit Agreement is amended and restated in its entirety as follows:

Section 3.21. Senior Indebtedness. The Secured Obligations constitute permitted Indebtedness under Section 7.03(b)(2) of the Term Loan Agreement secured by Permitted Liens under clause (1) of the definition of that term contained in the Term Loan Agreement.

(s) Section 3.23 of the Credit Agreement is amended and restated in its entirety as follows:

Section 3.23. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

(t) Section 5.01(n) of the Credit Agreement is amended and restated in its entirety as follows:

(n) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, waiver or other modification to the Term Loan Agreement or the other documents related to the Term Loan Obligations other than a supplement to add additional guarantors with respect to the Term Loan Obligations (so long as such guarantors also guaranty all of the Secured Obligations and such guaranty of the Term Loan Obligations is permitted by this Agreement);

(u) Section 6.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) Indebtedness constituting loans or advances made to (i) US Borrower or any of its Wholly-Owned Subsidiaries that are US Loan Parties from (A) US Borrower or any US Subsidiary of US Borrower (provided that all of any portion of such loans or advances may be restricted by the Administrative Agent during a US Separate Borrowing Base Period to the extent that the aggregate outstanding amount of such loan or advances to any US Loan Party exceeded the amount of the US Borrowing Base attributable to Eligible Accounts and Eligible Inventory of such US Loan Party) or (B) any Netherlands Loan Party, (ii) a Netherlands Loan Party from any other Netherlands Loan Party, (iii) any Subsidiary of Holdings that is a Loan Party from any other Subsidiary of Holdings that is not a Loan Party, (iv) any Subsidiary of Holdings that is not a Loan Party from any other Subsidiary of Holdings that is not a Loan Party and (v) subject to the restrictions set forth below, (A) any Subsidiary of Holdings that is not a Loan Party from any Loan Party and (B) any Netherlands’ Loan Party from any US Loan Party, in each case under this clause (v) to the extent that the Payment Conditions are Satisfied at the time of the incurrence of such Indebtedness or, if not, provided that the aggregate amount of outstanding loans and advances permitted pursuant to clause (v) of this clause (c) (together with the aggregate outstanding amount of investments permitted under Section 6.04(c)(v), the aggregate outstanding amount of Guarantees permitted under Section 6.01(d)(v) and the aggregate Fair Market Differential arising from transactions permitted under Section 6.05(b)(iv)) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs); provided that any Indebtedness permitted under this clause (c) of any Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent and any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the US Security Agreement or, in the case of a Netherlands Loan Party, any such loans and advances made are pledged pursuant to the relevant Netherlands Security Agreement;

(v) Section 6.01(f) of the Credit Agreement is hereby amended by (i) inserting “and” after the end of clause (v) thereof, (ii) deleting clause (vii) thereof in its entirety, and (iii) replacing “, and” at the end of clause (vi) thereof with “.”.

(f) Section 6.01(k) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(k) Indebtedness of US Borrower in respect of the Term Loan Obligations (and any related Guarantees by the US Loan Parties, so long as such US Loan Parties Guarantee all of the Secured Obligations) in an aggregate principal amount not exceeding at any one time outstanding an amount equal to (x) $440,000,000, plus (y) additional amounts funded pursuant to Section 2.14 of the Term Loan Agreement (as in effect on the Fifth Amendment Effective Date) so long as (1) no Event of Default has occurred and is continuing at the time such amounts are funded or would result therefrom, (2) the interest rate margin applicable to such additional funded amounts shall not exceed the sum of (i) the maximum interest rate margin with respect to the Term Loan Obligations as of the Fifth Amendment Effective Date and (ii) 2.00%, and (3) the aggregate amount of such additional amounts funded pursuant to such Section 2.14 of the Term Loan Agreement as in effect on the Fifth Amendment Effective Date after Fifth Amendment Effective Date shall not exceed the sum of (A) $150,000,000, plus (B) additional amounts so long as the Senior Secured Leverage Ratio (as defined in the Term Loan Agreement as in effect on the Fifth Amendment Effective Date), determined on a pro forma basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements were required to be delivered hereunder, as if any such additional amounts funded pursuant to such Section 2.14 of the Term Loan Agreement had been outstanding on the last day of such period, and excluding the cash proceeds of any such additional amounts funded and as if any Permitted Acquisition or Investment to be made with the proceeds of such additional amounts funded had been consummated, does not exceed 3.50:1.00, plus (C) all voluntary prepayments made under the Term Loan Agreement prior to the funding of any such additional amounts that are not financed with the incurrence of Refinancing Debt (as defined in the Term Loan Agreement (as in effect on the Fifth Amendment Effective Date)) (provided that (x) the US Borrower may elect to use clause (B) or (C) prior to clause (A), and if clauses (A), (B) and (C) are available and the US Borrower does not make an election, the US Borrower will be deemed to have elected clause (B) and if only clauses (A) and (C) are available, the US Borrower will be deemed to have elected clause (C), and(y) in the case of any transaction that provides for the incurrence of loans under clause (B) and under clause (A) and/or clause (C), compliance with the above applicable leverage ratio shall be determined for purposes of such clause (B) by giving the single transaction pro forma effect but excluding in such determination the aggregate amount of Indebtedness (and not deemed Indebtedness) from any such incurrence and increase utilizing such clause (A) or (C)) at any one time outstanding (except as expressly permitted in this clause (k), no Loan Party or any of its Subsidiaries shall Guarantee any of the Term Loan Obligations), and Refinancing Term Loan Indebtedness resulting from a refinance of such Indebtedness;

(w) Section 6.01(q) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(q) (i) Indebtedness of Libbey Glassware (China) Co., Ltd. (the “China Subsidiary”) incurred after the Fourth Amendment Effective Date in an aggregate principal amount not to exceed the equivalent of 375,000,000 China Yuan Renminbi at any time outstanding (and any related Guarantees by Holdings of such Indebtedness), so long as all of the proceeds of such Indebtedness are used solely by such Subsidiary to expand such Subsidiary’s manufacturing production capabilities in China, (ii) Indebtedness of the China Subsidiary pursuant to working capital facilities in an aggregate principal amount not to exceed the equivalent of 91,500,000 China Yuan Renminbi at any time outstanding (and any related Guarantees by Holdings of such Indebtedness) and (iii) Indebtedness of the China Subsidiary to US Borrower in respect of intercompany loans or advances made by US Borrower to the China Subsidiary pursuant to clause 6.04(u) in order to allow the China Subsidiary to repay the Indebtedness described in Section 6.01(q)(i) and (ii) above;

(x) Section 6.01(s) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(s) loans and advances made by US Loan Parties to the Netherlands Borrower so long as (i) all of the proceeds of such loans and advances are used substantially concurrently with the receipt thereof by the Netherlands Borrower to repay Loans made to the Netherlands Borrower, (ii) (x) the Payment Conditions are Satisfied or (y) the aggregate outstanding amount of such loans and advances, plus the aggregate outstanding amount of Investments described in Section 6.04(l), plus the aggregate amount of the Credit Exposures of all Lenders to the Netherlands Borrower does not at any time (after giving effect to the repayment set forth in clause (i) above) exceed the Libbey Europe Sublimit, and (iii) the Borrower Representative shall give the Administrative Agent prior notice before any such loans or advances are made;

(y) Section 6.01(v) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(v) [Reserved];

(z) Section 6.02(k) of the Credit Agreement is amended and restated in its entirety as follows:

(k) [Reserved];

(aa) Section 6.04(c) of the Credit Agreement is hereby amended by amending and restating clause (c) thereof in its entirety as follows:

(c) investments in Equity Interests of (i) the US Borrowers by Holdings, (ii) US Borrower or any of its Wholly-Owned Subsidiaries that are US Loan Parties by US Borrower or any other US Loan Party (provided that all of any portion of such investments may be restricted by the Administrative Agent during a US Separate Borrowing Base Period), (iii) Netherlands Loan Parties by another Netherlands Loan Party, (iv) any Subsidiary that is not a Loan Party by any other Subsidiary that is not a Loan Party and (v) (A) any Subsidiary of Borrower that is not a Loan Party by any Loan Party or (B) any Netherlands Loan Party by any US Loan Party so long as (x) the Payment Conditions are Satisfied or (y) the requirements of the second proviso of Section 6.01(c) are complied with in connection with the investments described in this clause (v), provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the respective Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in Section 5.14);

(bb) Section 6.04(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d) loans or advances by Holdings or a Borrower to any Subsidiary and made by any Subsidiary to any Borrower or any other Subsidiary to the extent that (i) such loan or advance is expressly permitted by Section 6.01(c), (s) or (u), or (ii) the Payment Conditions are Satisfied;

(cc) Section 6.04(l) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(l) equity Investments made by US Loan Parties in the Netherlands Borrower (or in another Netherlands Loan Party that is the parent company of the Netherlands Borrower, so long as such Netherlands Loan Party immediately contributes all of the proceeds of such Investment to the Netherlands Borrower) so long as (i) all of the proceeds of such Investments are used substantially concurrently with the receipt thereof by the Netherlands Borrower to repay Loans made to the Netherlands Borrower, (ii) (x) the Payment Conditions are Satisfied or (y) the aggregate outstanding amount of such Investment, plus the aggregate outstanding amount of outstanding loans and advances described in Section 6.01(s), plus the aggregate amount of the Credit Exposures of all Lenders to the Netherlands Borrower does not at any time (after giving effect to the repayment set forth in clause (i) above) exceed the Libbey Europe Sublimit and (iii) the Borrower Representative shall give the Administrative Agent prior notice before any such Investments are made;

(dd) Section 6.04(t) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(t) [Reserved];

(ee) Section 6.04(u) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(u) intercompany loans or advances made by US Borrower following the Fourth Amendment Effective Date in an aggregate amount at any time outstanding not to exceed $15,000,000 to the China Subsidiary (as defined in clause (q) of Section 6.01) for the repayment of the Indebtedness of the China Subsidiary incurred pursuant to clause (q)(i) or (q)(ii) of Section 6.01, in each case so long as no Default or Event of Default shall have occurred and be continuing at the time such intercompany loan or advance is made and none shall exist immediately thereafter.

(ff) Section 6.05(g) of the Credit Agreement is amended be replacing the reference to “$10,000,000” set forth therein with a reference to “$15,000,000”.

(gg) Section 6.08(a) of the Credit Agreement is amended by (i) deleting clause (vi) from the end thereof, (ii) inserting “and” after the end of clause (iv) thereof, and (iii) amending and restating clause (v) thereof in its entirety as follows:

(v) Borrower and Holdings may make other Restricted Payments so long as the Payment Conditions are Satisfied.

(hh) Section 6.10 of the Credit Agreement is amended by replacing clause (ii) of the proviso set forth therein in its entirety as follows:

(ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension, renewal, amendment or modification of any such restriction or condition to the extent such extension, renewal, amendment or modification expands the scope of such restriction or condition)

(ii) Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 6.12 Optional Payments and Modifications of Certain Debt Instruments

Notwithstanding Sections 6.08(b) and 6.11, no Loan Party will (a) make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Term Loan Obligations or take any action to effect any of the foregoing; provided, however, that (i) so long as no Event of Default is in existence or would be caused thereby, the US Borrower shall be permitted to redeem or prepay the Term Loan Obligations solely with the cash proceeds it receives substantially concurrently with such redemption or prepayment from a public offering of Holdings’ common stock to the extent permitted under Section 2.05 of the Term Loan Agreement with the Net Cash Proceeds (as defined in the Term Loan Agreement) of one or more Equity Offerings (as defined in the Term Loan Agreement), (ii) the US Borrower shall be permitted to prepay the Term Loan Obligations so long as, both before and after giving effect to any such prepayment, the Payment Conditions are Satisfied, and (iii) so long as no Default or Event of Default is in existence, the Term Loan Obligations outstanding at any time may be repaid in full with the proceeds of Refinancing Term Loan Indebtedness permitted by Section 6.01(k), or (b) amend, modify, waive or otherwise change, or agree to any amendment, modification, waiver or other change to, any of the terms of the Term Loan Agreement or other material agreement relating thereto that would (1) increase the maximum principal amount of the Term Loan Obligations (except as expressly permitted by clause (k) of Section 6.01), (2) shorten the maturity date of the loans under the Term Loan Agreement or shorten the weighted average life of such loans, (3) change any redemption or prepayment provisions of the Term Loan Obligations (including, without limitation, any change to the definitions of “Applicable ECF Percentage” and “Excess Cash Flow” or the insertion of any required prepayments or covenants to prepay the Term Loan Obligations with the proceeds of ABL Priority Collateral (as defined in the Intercreditor Agreement)) in a manner that is adverse to the Lenders (it being understood that any change that would or would reasonably be expected to result in the requirement of any additional prepayments, an increase in the amount of any required prepayments, or accelerate the date of any required prepayments shall be deemed to be adverse to the Lenders), or (4) change or amend any other term of the Term Loan Agreement in a manner (i) adverse to any Loan Party or any of its Subsidiaries unless a corresponding change or amendment is also made to this Agreement or (ii) adverse to the Lenders taken as a whole. Notwithstanding anything to the contrary set forth above, this Section 6.12 shall not be deemed to prohibit the consummation of the Existing 2012 Notes Tender Offer Transaction.

(jj) Section 9.01(a) of the Credit Agreement is amended by replacing the reference to “Attention: Michael F. McCullough and Libbey Glass Account Manager” set forth therein with a reference to “Attention: Regional Portfolio Manager and Libbey Glass Account Manager”.

(kk) Section 9.15 of the Credit Agreement is hereby amended to replace the reference to “Senior Notes” set forth therein with a reference to “Term Loan Obligations”.

(ll) Section 9.19 of the Credit Agreement is amended and restated in its entirety as follows:

Section 9.19. Netherlands Parallel Debt.

Each of the Parties hereto agrees to and acknowledges the provisions set forth in clause (4) (Parallel Debt) and clause (5) (Parallel Debt) (as applicable) of the Netherlands Security Agreements.

(mm) Section 10.01(a) of the Credit Agreement is amended by inserting the following proviso at the end of the first sentence thereof:

provided, however, that the definition of “US Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor).

(nn) Section 10.01(b) of the Credit Agreement is amended by inserting the following proviso at the end of the first sentence thereof:

provided, however, that the definition of “Netherlands Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor).

(oo) Article X of the Credit Agreement is amended by inserting a new Section 10.14 at the end thereof as follows:

Section 10.14. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a CEA Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.14 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.14 shall remain in full force and effect until the termination of all CEA Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.14 constitute, and this Section 10.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(pp) The Credit Agreement is amended by replacing each reference to “Senior Notes Obligations” remaining in the Credit Agreement (other than any references to such term in Article IV of the Credit Agreement) after giving effect to the amendments set forth above with a reference to “Term Loan Obligations”.

(qq) The Credit Agreement is amended by replacing each reference to “Senior Notes Priority Collateral” remaining in the Credit Agreement (other than any references to such term in Article IV of the Credit Agreement) after giving effect to the amendments set forth above with a reference to “Term Priority Collateral”.

(rr) The Credit Agreement is amended by replacing each reference to “Senior Notes Indenture” remaining in the Credit Agreement (other than any references to such term in Article IV of the Credit Agreement) after giving effect to the amendments set forth above with a reference to “Term Loan Agreement”.

(ss) Schedule 3.05 (Properties), Schedule 3.06 (Disclosed Matters), Schedule 3.06 (Disclosed Matters), Schedule 3.14 (Insurance), Schedule 3.15 (Capitalization and Subsidiaries), Schedule 6.01 (Existing Indebtedness), Schedule 6.02 (Existing Liens), Schedule 6.04 (Existing Investments) and Schedule 6.10 (Existing Restrictions) to the Credit Agreement are amended and restated in their entirety in the forms of Schedule 3.05, Schedule 3.06, Schedule 3.14, Schedule 3.15, Schedule 6.01, Schedule 6.02, Schedule 6.04 and Schedule 6.10 attached hereto.

2. Post Closing Covenants. To induce Administrative Agent and Lenders to enter into this Amendment and in consideration thereof, Borrowers and the other Loan Parties hereby covenant and agree as follows:

(a) The Loan Parties shall, within ninety (90) days after the date hereof (or such later date as may be agreed to by the Administrative Agent in its sole discretion), (i) with respect to the real property owned by US Borrower in Lucas County, Ohio subject to an existing Mortgage in favor of Administrative Agent, (a) cause that certain Subordination and Fourth Amendment to Open-End Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing with respect to such existing Mortgage to be recorded in the real estate records of Lucas County, Ohio and deliver evidence of same to Administrative Agent, and (b) deliver a date down endorsement in form and substance satisfactory to Administrative Agent with respect to the Administrative Agent’s title insurance policy with respect to its Mortgage on such real property, and (ii) with respect to the real property owned by US

Borrower in Caddo Parish, Louisiana subject to an existing Mortgage in favor of Administrative Agent, (a) cause that certain Subordination of and Fourth Amendment to Mortgage, Security Agreement and Assignment of Leases and Rents with respect to such existing Mortgage to be recorded in the real estate records of Lucas County, Ohio and deliver evidence of same to Administrative Agent, and (b) deliver a date down endorsement in form and substance satisfactory to Administrative Agent with respect to the Administrative Agent’s title insurance policy with respect to its Mortgage on such real property.

Borrowers and the Loan Parties acknowledge and agree that the failure by Borrowers and the Loan Parties to satisfy any of the foregoing covenants shall constitute an Event of Default under the Credit Agreement.

3. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by Administrative Agent), each to be in form and substance reasonably satisfactory to Administrative Agent:

(a) Administrative Agent shall have received a fully executed copy of this Amendment executed by all of the Lenders, Borrowers and the other Loan Parties party hereto;

(b) Administrative Agent shall have received each of the additional documents, instruments and agreements listed on the Closing Checklist attached hereto as Annex I (other than such documents, instruments and agreements that are identified as post-closing items), each in form and substance reasonably satisfactory to Administrative Agent;

(c) Administrative Agent shall have received the amendment fee referenced in Section 5 below (including by virtue of debiting such amendment fee from the US Borrower’s operating account as authorized by the US Borrower) and shall have been reimbursed for all reasonable out-of-pocket costs, fees and expenses incurred by Agent in connection with the preparation, execution, administration or enforcement of this Amendment to the extent invoiced; and

(d) no Default or Event of Default shall have occurred and be continuing after giving effect to, this Amendment and the transactions contemplated hereby to occur on the Fifth Amendment Effective Date and the redemption of the remaining $45,000,000 amount of the Existing 2012 Notes 30 days after the Fifth Amendment as contemplated hereby.

4. Representations and Warranties. To induce Administrative Agent and Lenders to enter into this Amendment, each Borrower and each other Loan Party represents and warrants to Administrative Agent and Lenders that:

(a) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of each Borrower and each other Loan Party and that this Amendment has been duly executed and delivered by each Borrower and each other Loan Party;

(b) after giving effect to the consummation of the transactions contemplated by this Amendment, each of the representations and warranties of the Borrowers and each of the other Loan Parties set forth in the Credit Agreement and each of the other Loan Documents, are true and correct in all material respects as of the date hereof (except to the extent they relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date), except for any representations that are qualified as to materiality or Material Adverse Effect within the text thereof, which are true and correct in all respects as of the date hereof (except to the extent they relate to an earlier date, in which case they shall have been true and correct in all respects as of such earlier date);

(c) after the consummation of the transactions contemplated by this Amendment, and after giving effect to this Amendment and the transactions contemplated hereby to occur on the Fifth Amendment Effective Date, no Default or Event of Default has occurred and is continuing, and after the redemption of the remaining $45,000,000 of Existing 2012 Notes 30 days after the Fifth Amendment, no Default or Event of Default shall have occurred and be continuing;

(d) this Amendment constitutes the legal, valid and binding obligation of each Borrower and each other Loan Party and is enforceable against each Borrower and each other Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity;

(e) the execution and delivery by each Borrower and each other Loan Party of this Amendment, does not conflict with, and is permitted by, the Term Loan Agreement;

(f) on the date hereof, proceeds of the initial funding under the Term Loan Agreement, together with cash on hand, shall be paid to the trustee in respect of the Existing 2012 Notes or the Depositary Trust Company, as applicable (on behalf of the holders of the Existing 2012 Notes), in amounts (including all necessary interest, premiums and fees) to repurchase $360,001,000 of the Existing 2012 Notes on the date hereof and to redeem the remaining $44,999,000 of the Existing 2012 Notes on the date that is 30 days following the date hereof, and in connection with the foregoing all liens securing the Existing 2012 Notes are released and the Existing 2012 Notes Indenture is discharged effective as of the date hereof; and

(g) US Borrower has provided to Administrative Agent a true, complete and correct copy of the Term Loan Agreement and all of the material documents and instruments executed on the date hereof in connection therewith, and all conditions precedent to the closing of the Term Loan Agreement and the initial funding of the Term Loan Obligations thereunder have been satisfied or waived in accordance with the Term Loan Agreement on or prior to the date hereof.

5. Amendment Fee. In consideration of the agreements of the Lenders set forth herein, US Borrower hereby agrees to pay an amendment fee on the date hereof (which shall be due and payable, fully-earned and non-refundable on the date hereof) in the amount of $100,000 to the Administrative Agent for the pro rata benefit of the Lenders in accordance with their Revolving Commitments as of the date hereof, and authorizes the Administrative Agent to debit amendment fee from the operating account of US Borrower maintained at JPMorgan Chase Bank, N.A. on the date hereof.

6. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

7. References; Loan Document. Any reference to the Credit Agreement contained in any Loan Document or any other document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment. It is acknowledged and agreed that this Amendment constitutes a Loan Document.

8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery by telecopy or electronic portable document format (i.e., “pdf”) transmission of executed signature pages hereof from one party hereto to another party hereto shall be deemed to constitute due execution and delivery by such party.

9. Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and each of the other Loan Documents are ratified and confirmed and shall continue in full force and effect. Each Loan Party hereby acknowledges and agrees that, unless otherwise expressly agreed to in writing by the Administrative Agent, all Liens on the Collateral created under Loan Documents in favor of Administrative Agent shall continue in full force and effect after giving effect to this Amendment.

10. Confirmation by each pledger and mortgagor under the Netherlands Security Agreement. Each pledger and mortgagor under the Netherlands Security Agreement hereby confirms that (a) all Obligations of such pledger or mortgagor under the Credit Agreement after giving effect to this Amendment shall continue to constitute (i) Netherlands Secured Obligations and (ii) “Parallel Debt” (as defined in the Netherlands Security Agreement) of such pledger or mortgagor under the Netherlands Security Agreement, (b) nothing contained in this Amendment shall affect any security right under any Netherlands Security Agreement and, after giving effect to this Amendment, all of such security rights shall continue in full force and effect, and (c) the Netherlands Security Agreement shall continue to secure the relevant Netherlands Secured Obligations included in each Netherlands Security Agreement as such Netherlands Secured Obligations may have been or may be amended, restated, supplemented, increased, varied or otherwise altered, under this Amendment.

11. Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of laws other than those of the State of New York. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

LIBBEY GLASS INC.

By:	/s/ Kenneth A. Boerger
Name:	Kenneth A. Boerger
Title:	Vice President and Treasurer

LIBBEY EUROPE B.V.

By:	/s/ Susan Allene Kovach
Name:	Susan Allene Kovach
Title:	Authorized Representative

Signature Page to Amendment No. 5 to Amended and Restated Credit Agreement

OTHER LOAN PARTIES:

LIBBEY INC.
LGA3 CORP.
THE DRUMMOND GLASS COMPANY
LGA4 CORP.
SYRACUSE CHINA COMPANY
LGFS INC.
WORLD TABLEWARE INC.
LGC CORP.
LGAC LLC
LIBBEY.COM LLC

Each By:	/s/ Kenneth A. Boerger
Name:	Kenneth A. Boerger
Title:	Vice President and Treasurer

Signature Page to Amendment No. 5 to Amended and Restated Credit Agreement

LIBBEY INTERNATIONAL C.V.
B.V. KONINKLIJKE NEDERLANDSE GLASFABRIEK LEERDAM
LIBBEY EUROPE FINANCE COMPANY B.V.
LIBBEY MEXICO HOLDINGS B.V.

Each By:	/s/ Susan Allene Kovach
Name:	Susan Allene Kovach
Title:	Authorized Representative

Signature Page to Amendment No. 5 to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent with respect to the US Loans

By:	/s/ Christopher C. Tran
Name:	Christopher C. Tran
Title:	Authorized Officer

J.P. MORGAN EUROPE LIMITED, as a Lender and as Administrative Agent with respect to the Netherlands Loans

By:	/s/ Tim Jacob
Name:	Tim Jacob
Title:	Senior Vice President

Signature Page to Amendment No. 5 to Amended and Restated Credit Agreement

CITIBANK, N.A.,
as a Lender

By:	/s/ Christopher Marino
Name:	Christopher Marino
Title:	Vice President and Director

Signature Page to Amendment No. 5 to Amended and Restated Credit Agreement

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

Signature Page to Amendment No. 5 to Amended and Restated Credit Agreement

FIFTH THIRD BANK,
as a Lender

By:	/s/ James Conklin
Name:	James Conklin
Title:	Vice President

Signature Page to Amendment No. 5 to Amended and Restated Credit Agreement